Exhibit 3.27

MOLSON CANADA 2005

REAMENDED AND RESTATED PARTNERSHIP AGREEMENT

MADE AS OF

August 29, 2017

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		2

1.01	Definitions	2
1.02	Headings	4
1.03	Extended Meanings	4
1.04	Statutory References	4
1.05	Currency	4

ARTICLE 2 - PARTNERSHIP		5

2.01	Acknowledgment	5
2.02	Partners	5
2.03	Name	5
2.04	Business	5
2.05	Scope of Partnership	6
2.06	Authority	6
2.07	Mutual Indemnification	6
2.08	Units and Subscription to Units	6

ARTICLE 3 - PLACE OF PARTNERSHIP BUSINESS		7

3.01	Location	7
3.02	Place of Business	7
3.03	Qualification	7

ARTICLE 4 - MANAGEMENT OF THE PARTNERSHIP		7

4.01	Management Committee	7
4.02	Responsibilities	7
4.03	Compensation	8
4.04	Chair	8
4.05	Officers	8
4.06	Quorum	8
4.07	Voting	8
4.08	Procedures	9
4.09	Unanimous Approval of Matters	9
4.10	Internal Governance	9
4.11	Resolution in Lieu of Meeting	9
4.12	No Personal Liability	9
4.13	Execution of Instruments	9

ARTICLE 5 - ACCOUNTING AND AUDITORS		10

5.01	Fiscal Period	10
5.02	Books and Records	10
5.03	Auditor	10
5.04	Financial Statements	10
5.05	Banking Matters	11
5.06	Regulatory Filings	11
5.07	Compliance with Laws	11

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ARTICLE 6 - CAPITAL CONTRIBUTIONS AND INCOME AND LOSS DISTRIBUTIONS		11

6.01	Capital Contributions	11
6.02	Withdrawals of Capital	12
6.03	Additional Capital Contributions	12
6.04	Income Share	12
6.05	Loss Share	12
6.06	Taxable Income Share	12
6.07	Allowable Loss Share	12
6.08	Discretionary Deductions	13
6.09	Tax Returns	13
6.10	Cash Application	13

ARTICLE 7 - COVENANTS		13

7.01	Covenants	13
7.02	Partners Residents of Canada	14

ARTICLE 8 - DEALING WITH PARTNERSHIP INTERESTS		15

8.01	No Transfer	15
8.02	Sale to Affiliate	15
8.03	Effect of Transfer	15

ARTICLE 9 - TERMINATION AND DISSOLUTION		15

9.01	Dissolution	15
9.02	Distribution of Assets upon Dissolution	16

ARTICLE 10 - INSURANCE		16

10.01	Insurance	16

ARTICLE 11 - GENERAL		16

11.01	Further Assurances	16
11.02	Benefit of the Agreement	16
11.03	Entire Agreement	16
11.04	Amendments and Waivers	17
11.05	Severability	17
11.06	Notices	17
11.07	Governing Law	17
11.08	Attornment	17
11.09	Counterparts	18
11.10	Facsimiles	18

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MOLSON CANADA 2005

REAMENDED AND RESTATED PARTNERSHIP AGREEMENT

THIS AGREEMENT made as of August 29, 2017

BETWEEN

Molson Inc., a corporation existing under the laws of the Canada (“Molson”),

- and -

Molson Canada Company, an unlimited liability company existing under the laws of the Province of Nova Scotia (formerly known as 3230599 Nova Scotia Company and hereinafter “MCC599”),

- and -

MC Alberta LP, an Alberta Limited Partnership existing under the laws of the Province of Alberta, formerly known as MC UK Holdings LP (“MC Alberta”).

WHEREAS Molson Canada, Coors Canada (2005) Company (“Coors Canada”) and Molson Coors Canada Inc. entered into a general partnership for the purpose of brewing, marketing, selling and distributing beer and other malt-based beverages and related activities, including the licensing of others to carry on any portion of such business, upon, and subject to, the terms and conditions of an agreement made as of January 7, 2005 (the “Original Partnership Agreement”);

AND WHEREAS pursuant to the transactions completed in order to carry out the reorganization of the Canadian businesses of Molson and Coors Canada, the Partners of, and their respective interest in, the Partnership were changed and the Original Partnership Agreement was in connection therewith amended and restated on December 15, 2005 by the new Partners at such time, being Molson, Coors Canada, Carling O’Keefe Company and 3096423 Nova Scotia Company (“Markco”), to reflect such changes;

AND WHEREAS Coors Canada amalgamated with Markco on December 26, 2005;

AND WHEREAS the partnership interest of Carling O’Keefe Company in the Partnership was transferred on September 30, 2008 to Molson in connection with the winding-up of Carling O’Keefe Company into Molson Inc., resulting in  Molson and Markco being  the Partners of the Partnership, the Partnership Agreement being further amended and restated on such date to reflect such changes;

AND WHEREAS MCC599 acquired an interest in the Partnership on December 17, 2012 and Markco was wound up into Molson  on December 31, 2012 and subsequently dissolved;

AND WHEREAS on March 29, 2013 the Partnership issued 19,587,328 Units to MC Alberta in exchange for MC Alberta’s shares in 3230600 Nova Scotia Company;

AND WHEREAS on May 31, 2013 additional Partnership Units were issued to MCC599 in exchange for MCC599’s ownership interest in Molson Coors UK Holdings LLP;

AND WHEREAS on May 31, 2016, additional partnership units were subscribed for by and issued to each of the current Partners;

AND WHEREAS the current Partners wish to reamend and restate the Partnership Agreement to reflect their respective interests in the Partnership;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.01                                                                        Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” A Person is considered to be an “Affiliate” of another Person if one is a Subsidiary of the other, or if both are Subsidiaries of the same Person, or if each of them is Controlled by the same Person.

“Agreement” means this agreement, including its recitals, as amended from time to time.

“Annual Business Plan” means the annual business plan and budget of the Partnership in respect of a Fiscal Year including planned financing, borrowing, insurance and lease obligations.

“Auditors” means the auditors or accountants, if any, appointed pursuant to Section 5.03.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Ontario.

“Capital Contribution” of a Partner means the total amount of money or the fair market value (as determined by the Management Committee) of the property paid or agreed to be paid to the Partnership by such Partner as a contribution to the capital of the Partnership.

“Chair” means the individual appointed pursuant to Section 4.04.

“Control” (including, with the correlative meaning, the term “Controlled by”), with respect to any Person, means beneficially owning directly or indirectly, other than by way of security only, or exercising control or direction over (i) securities of such Person to which are attached more than 50% of the votes that may be cast to elect directors or other like managers of such Person, or (ii) where a Person has more than one class of securities outstanding, more than 50% of that class of securities which has the right to elect a majority of such directors or managers; the Person who Controls a Person (a “Controlled Person”) shall be deemed to Control each Person Controlled by such Controlled Person, and so on.

“Equity Share” of a Partner at a particular time is the proportion of the number of Units held by such Partner based on the total number of outstanding Units at that time.

“Fiscal Year” means a fiscal period of the Partnership, provided that in the event that the Partnership is dissolved or terminated, a Fiscal Year shall be deemed to end immediately prior to such dissolution or termination.

“Former Partner” means a Person who was a Partner and who has ceased to be a Partner for any reason.

“Income” or “Loss” of the Partnership for a period, unless otherwise determined by the Management Committee, means consolidated net income or loss of the Partnership and its Subsidiaries including extraordinary and unusual items, determined for that period in accordance with generally accepted accounting principles consistently applied.

“Management Committee” means the management committee constituted pursuant to Section 4.01 hereof.

“Partner Capital” in respect of a Partner, at any time, means the aggregate amount of the Capital Contributions of such Partner up to that time reduced by the aggregate amount of any capital withdrawn by such Partner pursuant to Section 6.02 up to that time.

“Partners” means Molson, MCC599 and MC Alberta, their respective successors and permitted assigns and Persons who are from time to time admitted to the Partnership in accordance with this Agreement and who have not become Former Partners and, for purposes of Article 6 hereof, includes Persons who were Partners during the Fiscal Year of the Partnership.

“Partnership” means the general partnership constituted by the Original Partnership Agreement continued by the amended and restated Partnership Agreements dated December 15, 2005 and September 30, 2008, February 6, 2013, June 1, 2013, and May 31, 2016, and further continued by this Agreement.

“Partnership Business” means the business of producing, marketing, selling and distributing beverages, and related activities, including the licencing of others to carry on any portion of such business, the borrowing of funds to support the operation of the business, whether pursuant to credit facilities, debt offerings or otherwise, and the entering into guarantees of credit facilities, debt offerings and other financing arrangements of affiliates entered into, in part, for the purpose of supporting, directly or indirectly, the operation of the business, or such other business agreed by the Partners from time to time.

“Partnerships Act” means the Partnerships Act (Ontario), R.S.O. 1990, c. P.5.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital,

unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental body or any other entity however designated or constituted.

“Representatives” means the Persons who are appointed from time to time pursuant to Section 4.01.

“Subsidiary” a Person is considered to be a “Subsidiary” of another Person if (a) it is Controlled by (i) that other, or (ii) that other and one or more Persons, each of which is Controlled by that other, or, (iii) two or more Persons, each of which is Controlled by that other, or (b) it is a Subsidiary of a Person that is the other’s Subsidiary.

“Tax Act” means the Income Tax Act (Canada) and where the context reasonably requires also includes any similar provincial statute governing the taxation of income.

“Taxable Income” or “Allowable Loss” of the Partnership for any Fiscal Year means the income or loss of the Partnership, respectively, determined in accordance with the provisions of the Tax Act as if the Partnership were a separate taxpayer for such purposes and in accordance with discretionary deductions determined pursuant to Section 6.08 hereof.

“Undivided Partnership Interest” has the meaning set out in Section 2.02 hereof.

“Units” means a unit of interest in the Partnership as described in Section 2.08 herein.

1.02                                                                        Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03                                                                        Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders.  The term “including” means “including without limiting the generality of the foregoing”.

1.04                                                                        Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05                                                                        Currency

All references to currency herein are to lawful money of Canada.

ARTICLE 2 - PARTNERSHIP

2.01                                                                        Acknowledgment

The Partners continue the partnership originally constituted by the Original Partnership Agreement and subsequently continued by the amended and restated Partnership Agreements dated December 15, 2005, September 30, 2008, February 6, 2013 and June 1, 2013 and acknowledge that they are a general partnership for the purpose of carrying on the Partnership Business.  To the extent not otherwise provided for herein, the Partnership will be governed by the provisions of the Partnerships Act.

2.02                                                                        Partners

The names and addresses of the Partners, including any changes thereto, will be entered and at all times maintained in the records of the Partnership. For greater certainty, the names and addresses of all of the Partners as of the date of this Agreement are as set out at Schedule A.

If at any time Units are held by more than one Person as an undivided interest in the Partnership as between such Persons (an “Undivided Partnership Interest”), such Persons shall together be considered to be a Partner for purposes of this Agreement, and shall be identified as such in the records of the Partnership, and shall act unanimously in exercising rights as a Partner hereunder.  Such Persons shall be jointly and severally responsible for the obligations under this Agreement in holding their Undivided Partnership Interest.  Any allocations, distributions or other entitlements to which holders of an Undivided Partnership Interest are entitled shall be allocated or distributed, as the case may be, to such Persons in the proportions indicated in this Agreement or in writing to the Management Committee by such Persons from time to time and in the absence of such writing, to such Persons jointly as their interests may appear.  For greater certainty, a Person may have an interest in an Undivided Partnership Interest as well as hold Units separately, in which case such Person shall be treated as a separate Partner in respect of its separate holdings of Units which shall be reflected accordingly in the records of the Partnership.  Holders of an Undivided Partnership Interest may only transfer their shares of such Undivided Partnership Interest in accordance with Article 8 hereof.

2.03                                                                        Name

The name of the Partnership is Molson Canada 2005.

2.04                                                                        Business

The Partnership will not carry on any business other than the Partnership Business and no assets of the Partnership will be used by any Partner for any purpose other than the Partnership Business. Assets of a Partner may be used in the Partnership Business with the approval of the Management Committee; provided that such assets of a Partner do not, solely by reason of such use by the Partnership, become assets of the Partnership.

2.05                                                                        Scope of Partnership

The rights, duties, obligations and liabilities of the Partners pursuant to the partnership relationship established hereby shall be limited to those rights, duties, obligations and liabilities set out in this Agreement and, to the extent not inconsistent with the terms of this Agreement, prescribed in the Partnerships Act or assumed in accordance with the intent hereof in the course of carrying on the Partnership Business. Nothing herein contained shall be construed to create a general partnership between the Partners extending beyond the scope of the Partnership Business.

2.06                                                                        Authority

Except as otherwise expressly provided herein, no Partner will have any authority to act for, or assume any obligation or responsibility on behalf of, any other Partner or the Partnership.

2.07                                                                        Mutual Indemnification

Each of the Partners shall at all times duly and punctually pay and discharge its separate debts, liabilities, obligations, duties and agreements, whether present or future, and keep indemnified and save harmless the Partnership property and the other Partners and their respective estates and effects from all actions, proceedings, costs, claims and demands of every nature or kind whatsoever arising out of or in connection with such separate debts, liabilities, obligations, duties and agreements.

2.08                                                                        Units and Subscription to Units

(1)                                 The interest of the Partners in the Partnership shall be divided into and represented by units (the “Units”).

(2)                                 Units may be issued in and divided or split into fractions, and, subject to the terms of this Agreement, the Partnership will accept subscriptions for, record transfers of, and otherwise recognize interests in fractional Units.

(3)                                 There shall be no restriction on the number of Units that a Partner may hold in the Partnership.

(4)                                 Each Unit shall be identical to all other Units in all respects and, accordingly, shall entitle the holder to the same rights and obligations as a holder of any other Unit.  No Partner will, in respect of any Unit held by such Partner, have any preference, priority or right in any circumstance over any other Partner in respect of any Unit held by the other Partner.

(5)                                 Each subscriber for Units shall furnish such amount determined by the Management Committee, payable in kind or in property, to the capital of the Partnership in consideration for the issuance of each Unit.

ARTICLE 3 -PLACE OF PARTNERSHIP BUSINESS

3.01                                                                        Location

The principal place of business of the Partnership will be 33 Carlingview Drive, Toronto, Ontario, or such other location determined by the Management Committee, and the books and records of accounts of the Partnership will be kept there.

3.02                                                                        Place of Business

Notwithstanding Section 3.01, the Partnership Business shall be carried on in and from such places as may be appropriate in connection with the operation of the Partnership, as the Management Committee may from time to time determine.

3.03                                                                        Qualification

To the extent required by any applicable law, the Partnership and each Partner will qualify to carry on the Partnership Business where the Partnership Business is to be carried on from time to time and will maintain such registrations as may be necessary to lawfully carry on the Partnership Business.

ARTICLE 4 - MANAGEMENT OF THE PARTNERSHIP

4.01                                                                        Management Committee

Unless otherwise unanimously determined by the Partners, the Management Committee will consist of three Representatives, one of whom shall be appointed by Molson, one of whom shall be appointed by MCC599, and one of whom shall be appointed by MC Alberta.  A Partner may replace its Representative(s) from time to time by providing written notice to the other Partner(s).  In the case of an Undivided Partnership Interest, the Persons who hold the Undivided Partnership Interest may replace their Representative(s) by providing written notice to the other Partner(s) signed by each of the Person(s) holding the Undivided Partnership Interest.  The names of the Representatives will be entered in the records of the Partnership.

As of the date of this Agreement, the names of the Representatives are as follows:

Name of Representative	Name of Appointing Partner
Frederic Landtmeters	Molson
Jan Faryaszewski	MC Alberta
Kelly L. Brown	MCC599

4.02                                                                        Responsibilities

Subject to Section 4.09, the Management Committee will manage the business and affairs of the Partnership.  The Management Committee may empower such Persons as it deems appropriate (including any Partner) to bind and commit the Partnership and to hold title to the property and assets of the Partnership in connection with the Partnership Business or any part thereof. Without limiting the generality of the foregoing, the Management Committee shall:

(a)                                 do or cause to be done any and all acts and make any decision and execute and deliver on behalf of and in the name of the Partnership any instrument or document in connection therewith; and

(b)                                 retain the general power and discretion to exercise general supervision and control over the officers and employees of the Partnership including, without limitation, through adopting from time to time policies and procedures with respect to the delegation of powers to such officers and employees.

4.03                                                                        Compensation

The Representatives will serve in such capacity without compensation.

4.04                                                                        Chair

The Representatives will annually elect from among themselves a Chair at the first meeting of the Management Committee in each Fiscal Year and such Chair will serve until a successor is elected.  The Chair will preside at all meetings of the Management Committee if present, and if not present, the Representatives present will elect an alternative chair from among themselves to preside at the meeting.  The current Chair is set forth in Section 4.01.

4.05                                                                        Officers

The Partnership may have a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, a President, one or more Executive Vice-Presidents, one or more Vice-Presidents, a Secretary, a Treasurer, and such other officers as the Management Committee may appoint from time to time. One individual may hold two or more offices. The powers and duties of each officer of the Partnership shall, subject to Section 4.13, be those determined from time to time by the Representatives and, in the absence of such determination, shall be those usually applicable to the office held. Any officer of the Partnership may, but need not, be a Representative. Officers of the Partnership shall be appointed and removed, and their remuneration determined, by (i) the Management Committee at the direction of the board of directors of Molson Coors Brewing Company or a committee of such board of directors, or (ii) in the absence of such direction, the Management Committee in its sole discretion acting reasonably and with a view to the interests of Molson Coors Brewing Company.

4.06                                                                        Quorum

A quorum for a meeting of the Management Committee will be a majority of Representatives.

4.07                                                                        Voting

Each Representative will have one vote on each matter to be decided at a meeting of the Management Committee and each matter will be decided by a majority greater than 50 percent of the votes cast in respect of such matter.

4.08                                                                        Procedures

The Management Committee will agree on a process and procedure for Management Committee meetings. The inadvertent failure to provide written notice of a meeting to all Representatives shall not, in and of itself, affect the validity of a meeting of the Management Committee.  A Person may participate in a meeting of the Management Committee by means of telephone or other communications facilities as permit all Persons participating in the meeting to hear each other, and a Person participating in such a meeting by such means is deemed to be present at that meeting.

4.09                                                                        Unanimous Approval of Matters

Notwithstanding any of the other provisions of this Agreement, the following matters will require the prior unanimous approval of the Partners:

(a)                                 any material change in the Partnership Business or in the name of the Partnership, including, but not limited to, the disposal of all, or substantially all, of the Partnership Business, or any material expansions of the Partnership Business; and

(b)                                 any change in the method of allocating Income or Loss among the Partners.

4.10                                                                        Internal Governance

The Management Committee shall govern the business and affairs of the Partnership in accordance with any applicable internal governance policies enacted by Molson Coors Brewing Company from time to time.

4.11                                                                        Resolution in Lieu of Meeting

Any matter to be decided by the Management Committee or the Partners may be passed by resolution signed by each of the Representatives or all of the Partners, as the case may be.  Any resolution so signed is as valid and effective as if passed at a meeting duly called, constituted and held for that purpose.

4.12                                                                        No Personal Liability

The Partnership will indemnify Representatives and officers of the Partnership and their heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which such Person is made a party by reason of being or having served in such capacity unless such Person acted fraudulently or with gross negligence in the carrying out of his or her duties and obligations, whether or not such Person is still serving in such capacity at the time of such action or judgment.

4.13                                                                        Execution of Instruments

(1)                                 Contracts, documents or instruments in writing requiring execution by the Partnership may be signed by any two Partners or Representatives, or any combination thereof, and all contracts, documents and instruments in writing so signed will be binding upon the Partnership without further authorization or formality.  In addition, the Management Committee is authorized from time to time by resolution to appoint any Partner, Representative, officer of the Partnership or any other Person to sign and deliver on behalf of the Partnership either contracts, documents or instruments in writing generally or specific contracts, documents or instruments in writing.

(2)                                 Each Partner hereby irrevocably nominates, constitutes and appoints Molson, as its true and lawful attorney and agent, with full power of substitution and authority in its name, place and stead, both before and after the dissolution of the Partnership, but subject to this Agreement, to execute, swear to, acknowledge, deliver and file any and all elections, determinations or designations under the Tax Act or any other taxation or other legislation or similar laws of Canada or of any province or other jurisdiction in respect of the affairs of the Partnership or a Partner’s interest in the Partnership.

ARTICLE 5 -ACCOUNTING AND AUDITORS

5.01                                                                        Fiscal Period

Each Fiscal Year shall end at 11:59:59 PM on the first day of January until changed by unanimous approval of the Partners.

5.02                                                                        Books and Records

The books and records of accounts of the Partnership will reflect all Partnership transactions.  Such books and records will be maintained at the principal place of business of the Partnership (and such other places as the Management Committee deems desirable).  Each Partner shall have the right, acting reasonably, to audit, examine, and make copies of or extracts from the books of account and records of the Partnership at all reasonable times during usual business hours. Such right may be exercised through any agent or employee of such Partner designated by it or by an independent chartered accountant designated by such Partner.  Each Partner shall bear all expenses incurred in any examination made for such Partner’s account. Each Partner shall be provided by the Partnership with such financial and operating information as may be requested from time to time by any Partner, acting reasonably.

5.03                                                                        Auditor

The Partners, by unanimous approval, may appoint Auditors at the expense of the Partnership.

5.04                                                                        Financial Statements

(1)                                 As soon as practicable after the end of each Fiscal Year of the Partnership, financial statements will be prepared and, if required by applicable law or otherwise determined by the Management Committee, certified by the Auditors, for and as of the end of such Fiscal Year, and such financial statements will show the assets and the liabilities of the Partnership, all income and revenue received and receivable and all expenses, costs and charges incurred and paid or payable by the Partnership in respect of such Fiscal Year, with the resulting Income or Loss of the Partnership in respect of such Fiscal Year.

(2)                                 Any audit reports and reports to management on internal controls and procedures prepared by the Auditors shall be made available to the Management Committee and each of the Partners.  Any audit fee to be paid to the Auditors of the Partnership shall be fixed from time to time by the Chief Financial Officer of the Partnership or, if required by applicable United States or Canadian securities law, the Management Committee.

(3)                                 Any financial statements for the Partnership will be prepared in accordance with United States and/or Canadian generally accepted accounting principles, as required by applicable law and in accordance with Section 5.07 below.

5.05                                                                        Banking Matters

The Partnership shall from time to time open an account or accounts with such bank or banks as the Management Committee may determine, such accounts to be maintained in the name of the Partnership or its nominees. All monies from time to time received by or on account of the Partnership shall be deposited in such Partnership accounts and all disbursements on account of the Partnership shall be drawn upon such Partnership account or accounts. Such Persons as may from time to time be designated by the Management Committee may draw cheques in the name of the Partnership and may sign, endorse and accept in the name of the Partnership, any bills, notes, cheques, drafts or other instruments for the purpose of the business of the Partnership, subject to such restrictions as may from time to time be prescribed by the Management Committee.

5.06                                                                        Regulatory Filings

The Partnership shall prepare any information packages or other information as required in connection with any domestic or foreign tax or other governmental filing to be made by the Partnership.  All such information shall be made available to the Management Committee and each of the Partners.

5.07                                                                        Compliance with Laws

All actions taken by or on behalf of the Partnership, including under this Article 5, shall comply with applicable law binding on the Partnership, the Partners and their Affiliates, including but not limited to United States and Canadian securities law (including the Sarbanes-Oxley Act of 2002).

ARTICLE 6 - CAPITAL CONTRIBUTIONS AND INCOME AND LOSS DISTRIBUTIONS

6.01                                                                        Capital Contributions

As of the date hereof, the Capital Contribution, Units and approximate Equity Share of each Partner were as follows:

Partner	Capital Contribution ($CDN )	Units	Approximate Equity Share
Molson	$7,642,130,063	76,420,582.59	79.52%
MCC599	$8,692,753	92,547.73	0.10%
MC Alberta	$1,599,009,214	19,589,807.05	20.38%
Total *	$9,249,832,030	96,102,937	100%

6.02                                                                        Withdrawals of Capital

A Partner may be entitled to capital withdrawals up to an amount equal to its Partner Capital immediately prior to the withdrawal, if approved by the Management Committee and only to the extent determined from time to time by the Management Committee.

6.03                                                                        Additional Capital Contributions

The Partners shall make such additional Capital Contributions to the Partnership as may be determined by the Management Committee to be required from time to time.  Unless otherwise determined by the Partners or the Management Committee, such additional Capital Contributions shall be made in proportion to each Partner’s respective Equity Share.

6.04                                                                        Income Share

For each Fiscal Year in which the Income of the Partnership is not less than nil, each Partner shall be allocated in respect of each hour ending in the Fiscal Year an amount equal to the Income of the Partnership for the Fiscal Year divided by the number of hours in the Fiscal Year and multiplied by the Partner’s Equity Share at the end of such hour.

6.05                                                                        Loss Share

For each Fiscal Year in which the Income of the Partnership is less than nil, each Partner shall be allocated in respect of each hour ending in the Fiscal Year an amount equal to the Loss of the Partnership for the Fiscal Year divided by the number of hours in the Fiscal Year and multiplied by the Partner’s Equity Share at the end of such hour.

6.06                                                                        Taxable Income Share

For each Fiscal Year in which the Taxable Income of the Partnership is not less than nil, each Partner shall be allocated in respect of each hour ending in the Fiscal Year an amount equal to the Taxable Income of the Partnership for the Fiscal Year divided by the number of hours in the Fiscal Year and multiplied by the Partner’s Equity Share at the end of such hour.

6.07                                                                        Allowable Loss Share

For each Fiscal Year in which the Taxable Income of the Partnership is less than nil, each Partner shall be allocated in respect of each hour ending in the Fiscal Year an amount equal to the Allowable Loss of the Partnership for the Fiscal Year divided by the number of hours in the Fiscal Year and multiplied by the Partner’s Equity Share at the end of such hour.

6.08                                                                        Discretionary Deductions

(1)                                 In computing the Taxable Income or Allowable Loss of the Partnership, the Partnership will claim the maximum amounts allowable under the Tax Act in respect of capital cost allowances and will claim other discretionary deductions in amounts determined by the Management Committee.

(2)                                 In each Fiscal Year, except as may be otherwise determined by the Management Committee, charitable and political donations made by and foreign taxes paid by the Partnership shall be allocated to the Partners in proportion to their respective Equity Shares at the end of such Fiscal Year.

6.09                                                                        Tax Returns

Each Partner shall prepare and file such documents as may be required to be prepared and filed under the Tax Act and shall include in its computation of income for a taxation year in which a Fiscal Year of the Partnership ends the Taxable Income or Allowable Loss of the Partnership for such Fiscal Year allocated to it pursuant to this Article 6.

6.10                                                                        Cash Application

Subject to the provisions hereof, the Partnership will distribute to the Partners in proportion to their respective Equity Shares at the time of distribution such amounts as are determined by the Management Committee.

ARTICLE 7 -COVENANTS

7.01                                                                        Covenants

Each Partner covenants that, unless otherwise agreed by all Partners, throughout the term of this Agreement, the Partner will:

(1)                                 ensure its continued existence as a partnership, limited partnership, limited liability company, joint venture, syndicate, company or corporation with or without share capital, unincorporated association or trust, as applicable, and qualification to carry on business, as applicable, in each respective jurisdiction in which the Partnership conducts the Partnership Business, to the extent that the jurisdiction in question requires such continued existence, or qualification, to allow the Partnership to conduct the Partnership Business therein;

(2)                                 at all times duly and punctually pay and discharge separate and private debts and engagements whether present or future and keep the Partnership and the other Partners indemnified therefrom and from all actions, proceedings, costs, claims, demands, damages and expenses in respect thereof;

(3)                                 at all times treat all commercially sensitive knowledge or information learned or acquired by it relating to the Partnership or any of its Subsidiaries (including but not limited to all knowledge or information concerning the customers, products, technology, trade secrets, systems or operations or regarding the property, business or affairs of the Partnership), but excluding any knowledge or information which:

(a)                                 is or becomes generally available to the public other than as a result of disclosure by such Partner in violation of this Section 7.01,

(b)                                 is or becomes available to such Partner on a non-confidential basis from a source other than the Partnership, any of its Affiliates or any other Partner and which is not known to such Partner to be prohibited from disclosing such knowledge or information to such Partner by a legal, contractual or fiduciary obligation to the Partnership, such Affiliate or such other Partner,

(c)                                  is or was independently developed by such Partner or on its behalf by personnel having no access to such knowledge or information at the time of independent development, or

(d)                                 is already in such Partner’s possession, provided that such knowledge or information was not supplied to such Partner by, or on behalf of, the Partnership, any of its Affiliates or any other Partner, and provided, further, that such knowledge or information was not obtained from a source known to such Partner to be prohibited from disclosing such information to such Partner by a legal, contractual or fiduciary obligation to the Partnership, such Affiliate or such other Partner,

(such commercially sensitive knowledge or information being referred to as “Partnership Information”) as strictly confidential and that, except as may be expressly permitted by a written agreement between such Partner and the Partnership or by the unanimous consent of the other Partners, it shall not, directly or indirectly, at any time or under any circumstances make use of (or make available to any of its Affiliates for their use) any Partnership Information in connection with any business or activity in which it (or such Affiliate) is or proposes to be involved, or communicate or disclose any Partnership Information to any Person for any purpose whatsoever, except to any Person which has a bona fide need to know such Partnership Information in connection with the business of the Partnership.

In the event that a Partner becomes legally compelled to disclose any Partnership Information, such Partner will provide the Partnership with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.01.  In the event that such protective order or other remedy is not obtained, or that the Partnership waives compliance with the provisions of this Section  7.01, such Partner may disclose without liability under this Section  7.01 only that portion of the Partnership Information which such Partner is advised by counsel is legally required to be disclosed and shall cooperate with the Partnership at the Partnership’s expense to obtain reliable assurance that confidential treatment will be accorded the Partnership Information that is so disclosed.

7.02                                                                        Partners Residents of Canada

Each Partner represents and warrants that it is a resident of Canada or a “Canadian partnership”, in each case within the meaning of the Tax Act.

ARTICLE 8 -DEALING WITH PARTNERSHIP INTERESTS

8.01                                                                        No Transfer

Except as expressly provided in this Article 8, no Partner may sell, transfer, pledge, charge, mortgage, hypothecate or in any other way dispose of or encumber or subject to any other rights of others (i) its Units or any other securities issued by the Partnership, (ii) its right to receive Income, capital or other money or assets from the Partnership, (iii) its rights and obligations under this Agreement, or (iv) any part thereof, unless prior to doing so the other Partners consent in writing and any attempt to do so shall be null and void and of no force and effect.

8.02                                                                        Sale to Affiliate

Each of the Partners shall be permitted to sell or transfer all or any part of its Units to an Affiliate of such Partner provided that each such Affiliate shall be a Person that is resident in Canada for the purposes of the Tax Act or a “Canadian partnership” as defined in the Tax Act, and no such sale or transfer shall be effective until the transferee Affiliate shall have entered into an agreement with the other Partners (which agreement shall not constitute a release of the transferor from its obligations under this Agreement, unless the Partners otherwise agree) whereby such transferee Affiliate agrees to assume and be bound by all obligations and liabilities of the transferor and subject to all the restrictions to which the transferor in respect of the Partnership is subject under this Agreement.

8.03                                                                        Effect of Transfer

A transferee of Units who obtains Units in compliance with Section 8.01 or 8.02 above shall be entitled to exercise all the rights of the transferor under this Agreement with respect to such transferred Units and, for greater certainty, shall be deemed to have been admitted to the Partnership.

ARTICLE 9 -TERMINATION AND DISSOLUTION

9.01                                                                        Dissolution

The Partnership will only be dissolved:

(a)                                 upon agreement in writing of all the Partners, or

(b)                                 automatically upon the number of Partners being reduced to fewer than two.

For greater certainty, the Partnership governed by this Agreement will continue to exist and shall not be dissolved upon the occurrence of any of the following: (i) the insolvency of any Partner, (ii) a change in the composition of the Partners, (iii) the admission of any new partner or partners to the Partnership (whether by way of transfer to such new partner or partners of all or part of the Units of any Partner, or otherwise), (iv) the withdrawal of an existing Partner or Partners, or (v) the change in ownership of any Partner or Partners.

9.02                                                                        Distribution of Assets upon Dissolution

In the event that the Partnership is dissolved or terminated at any time, distributions to Partners shall be in proportion to their respective Equity Shares at such time and the assets distributed to a particular Partner on such dissolution or termination shall be as determined by the Management Committee.

At the discretion of the Management Committee, payment of the debts and liabilities of the Partnership may be made prior to the distribution of the assets, or the debts and liabilities of the Partnership may also be distributed to the Partners in the same order and on the same basis as is provided for cash distributions in Section 6.10 hereof or as otherwise determined by the Management Committee.

ARTICLE 10 -INSURANCE

10.01                                                                 Insurance

Unless the Partners otherwise agree, the Partnership will maintain insurance in respect of its business, operations and activities, and the other assets of the Partnership of such types and in such amounts, as the Management Committee deems advisable, including third party liability insurance, product liability insurance and directors and officers insurance for Representatives and officers of the Partnership, both during the operation of the Partnership Business and until any dissolution is completed.

ARTICLE 11 - GENERAL

11.01                                                                 Further Assurances

Each Partner will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Partners or the Management Committee may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

11.02                                                                 Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties.

11.03                                                                 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

11.04                                                                 Amendments and Waivers

No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

11.05                                                                 Severability

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provisions or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be performed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.06                                                                 Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as set out in Schedule A; or to such other street address, individual or electronic communication number or address as may be designated by notice given by any Partner to the others and recorded in the books and records of the Partnership.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 3rd Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal if such day is a Business Day and the communication is delivered or transmitted during the normal business hours of the recipient and on the Business Day during which normal business hours next occur if given after such hours on any day.  If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

11.07                                                                 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.08                                                                 Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement.  Each of the Partners hereby attorns to the jurisdiction of the courts of the Province of Ontario.

11.09                                                                 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

11.10                                                                 Facsimiles

Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

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IN WITNESS WHEREOF the parties have executed this Agreement.

MOLSON INC.

Per:	/s/ Frederic Landtmeters
Name: Frederic Landtmeters
Title: President and Chief Executive Officer

Per:	/s/ Jan Faryaszewski
Name: Jan Faryaszewski
Title: Chief Financial Officer

MOLSON CANADA COMPANY

Per:	/s/ Frederic Landtmeters
Name: Frederic Landtmeters
Title: President and Chief Executive Officer

Per:	s/ Jan Faryaszewski
Name: Jan Faryaszewski
Title: Chief Financial Officer

MC ALBERTA LP
By its General Partner, MOLSON INC.

Per:	/s/ Frederic Landtmeters
Name: Frederic Landtmeters
Title: President and Chief Executive Officer

s/ Jan Faryaszewski
Name: Jan Faryaszewski
Title: Chief Financial Officer

SCHEDULE “A”

Partners

1.                                      Molson Canada Company
33 Carlingview Drive
Toronto, Ontario
M9W 5E4

2.                                      Molson Inc.
33 Carlingview Drive
Toronto, Ontario
M9W 5E4

3.                                      MC Alberta LP

33 Carlingview Drive
Toronto, Ontario
M9W 5E4